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                                  EXHIBIT 23.1


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                                                                    Exhibit 23.1

                        CONSENT OF DELOITTE & TOUCHE LLP


We consent to the incorporation by reference in this Registration Statement of Loral Space and Communications Ltd. (a Bermuda company) on Form S-8 of our report dated March 5, 2002 (March 26, 2002 as to the seventh paragraph of Note
13) (which expresses an unqualified opinion and includes an explanatory paragraph concerning the adoption of Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities) with respect to the consolidated financial statements of Loral Space & Communications Ltd. appearing in the Annual Report on Form 10-K of Loral Space & Communications Ltd. for the year ended December 31, 2001.


/s/ Deloitte & Touche LLP

San Jose, California
April 5, 2002